EX-FILING FEES

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ameriprise Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	457(c) and 457(h)	3,712,000	$294.74	$1,094,074,880	0.00011020	$120,567.05
Total Offering Amounts					$1,094,074,880		$120,567.05
Total Fee Offsets							$0
Net Fee Due							$120,567.05

(1)	Represents the maximum number of common shares of Ameriprise Financial, Inc. (“Common Stock”) that may be offered and sold pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as amended and restated (the “Plan”), together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of a stock split, stock dividend or similar adjustment of outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, with respect to shares of Common Stock issuable pursuant to the Plan and based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on April 25, 2023.